COMPUTER SERVICES AND CONSULTING AGREEMENT
      955 Executive Pkwy., Suite 201, St. Louis, MO 63141 (314) 576-0007

THIS AGREEMENT is entered into between AUTOMATED INSTALLMENT SYSTEMS ("AIS") and Birch Financial, Inc. ("Client") AIS and Client agree as follows:

A.  Services.
     1. Organization and Licensing. AIS shall perform, or shall cause to be performed, all actions reasonably necessary to (a) incorporate as a general business corporation under the laws of the State of California
    (the "State"), and (b) obtain all licenses required for the operation of a premium finance company under the laws of the State. AIS shall, on behalf of Client, engage such attorneys and other professionals as AIS determines, in its discretion, are required to accomplish such incorporation and licensure.

     2. Computer Services. AIS shall provide to Client all computer processing services incident to the operation of a premium finance company, as follows:

          (A) AIS will receive all premium finance agreements submitted by or on behalf of Client and process the agreements within three (3) working days following the day received by the processing AIS office.

          (B) AIS will batch and reconcile or balance all computer input on an "as processed" basis.

          (C) AIS will furnish monthly to Clients, copies of all computer reports either on original hardcopy or on microfiche.

          (D) AIS will receive all funds sent to Client as payments or return premiums from insurance companies or any other source, deposit there funds on an "as processed" basis.

          (E) AIS will prepare, or cause to be prepared, the following:

               (I) AIS will prepare the following documents each time it processes data on behalf of Client:
                  - A notification of Acceptance to each new borrower set up on the premium finance system

                  - Billings to borrowers that may be required to be sent the date of the processing

                  - Late Notices (default notices) in accordance with
                    applicable state laws

                  - Batch Balance Report and Accounting Transaction Edit List

                  - Update of borrower Master File

                  - New loan, Receipts and General Journals

                  - Transaction Ledger and Cancellation Notices

               (II) AIS will prepare an Account Current monthly or twice
                monthly as directed by the client.

               (III) AIS will prepare the following reports monthly:

                  - Write Off, Deletion Report, Payoff Schedule and Loan Cross
                    Reference Listing

                  - History Ledger and Accounts with No Activity for sixty
                   (60) days

                  - Trial Balance Profit/Loss and General Ledger

               (IV) AIS will prepare the following reports annually:

                  - Trial Balance Profit/Loss and General Ledger

     The above-referenced reports shall be in the form contained in the AIS manual provided by AIS to Client after the execution of this Agreement. AIS retains the right to amend the AIS manual any time thereafter.

     3. Consulting Services. AIS shall consult with Client, upon Client's request, regarding all aspects of Client's premium operations.

B.  Obligations of Client.
     Client shall provide, in the time and manner directed by AIS, all data reasonably required by AIS to perform the services described in Section A above. AIS shall not be responsible for errors in data entry or other services or output provided to or maintained for Client hereunder resulting from Client's failure to comply with the provisions of this Section.

C.  Billing and Charges.
     1. Initial Fee. Client shall pay an original set up and installation charge of $5,000.00 for the training of Client's personnel, the established and entering into the computerized accounting system originating data for Client, and the services of AIS and professionals engaged by it in connection with the incorporation and licensure of Client in the State. The initial charge shall be payable in full prior to the commencement of services by AIS hereunder. AIS will provide to Client forms and documents normally utilized by AIS in the processing of data.

     2. Monthly Charges. Thereafter, on a monthly basis, AIS will bill and Client will pay AIS the charges as set forth in the rate schedule.

     3. Additional Services. For the performance of consulting services and other services not specified in Sections A.1 and A.1 above, AIS will bill Client at an hourly rate of $100 per man-hour for the time of an officer of AIS, $75.00 per man-hour for any special computer programming, and $30.00 per man-hour for services provided by general office employees of AIS. Client will also reimburse AIS for all out-of-pocket expenses, including but not limited to travel, meals, and lodging, incurred by AIS as a result of and while preforming such consulting or additional services.

     4. Guarantee of Rates. The rates set forth herein are guaranteed for one (1) full year after the date of this Agreement; thereafter, AIS may increase such rates upon at least ninety (90) days' prior written notice to Client.

     5. Payment. Client shall pay all invoices within ten (10) days after receipt thereof. AIS shall not be obligated to continue performing any services under this Agreement if Client fails to pay any amount when due. Client, upon demand, shall pay interest at the rate of 1-1/2 % per month (or lesser maximum interest rate and charges permitted by applicable law) on such delinquent amounts from the date when due until the date of payment. Client agrees to reimburse AIS for any and all expenses AIS may incur, including without limitation reasonable attorneys' fees (whether or not suit is filed), in taking action to collect any amounts due AIS hereunder.

     6. Taxes. There shall be added to any charges hereunder amounts equal to any applicable sales, use, excise or similar taxes or license or registration fees, however designated, levied or based on the charges payable by Client hereunder or on this Agreement by federal, state, and/or local governments, exclusive of taxes based on AIS's income.

D.  Term.
     This Agreement shall be effective when signed by the parties and the initial term shall be for a period of one (1) year from such date. Thereafter, either AIS or client shall have the right to terminate this Agreement upon the giving of not less than ninety (90) days prior written notice to the other party.

E.  Property.
     1. Confidentiality. Client shall obtain no proprietary rights in the computer programs, written procedures, and similar items used by AIS in providing services hereunder. Client will maintain the confidentiality of all AIS proprietary information coming into the possession of the client and will not disclose the same to any third party without the express prior written consent of AIS.

     2. Trademarks. Client shall have no rights to use, exploit, refer to, or associate itself with any trademark, servicemark, trade name or other commercial symbol of AIS, including but not limited to the names
    "Automated installment Systems", or "AIS".

     3. Injunction. The obligations of Client set forth in this Section will survive the termination of this Agreement Client acknowledges that a breach of any provisions of this Section will cause AIS irreparable injury and damage and that AIS will not have an adequate remedy at law and, therefore, such breach may be enjoined through injunctive proceedings in addition to any other rights or remedies that may be available to AIS at law or in equity.

F.  File Security and Retention.
     1. Security Procedures. AIS will establish reasonable security provisions to insure that access to Client's computer-stored files and records is available only to Client. AIS will maintain the confidentiality of all such files and records and will not disclose such files and information to the extent necessary to comply with the laws, statutes, rules, and regulations of any governmental entity with jurisdiction. In addition, AIS may disclose such files and information to accountants and other professionals engaged by it in providing services hereunder.

     2. Loss of Data. AIS will take reasonable precautions to prevent the loss of or alteration to Client's computer-stored files and records retained by AIS, but AIS cannot guarantee against such loss or alteration. Accordingly, Client will keep copies of the source documents of the information delivered to AIS and copies of all documents delivered to Client by AIS to maintain a procedure for the reconstruction of lost or altered Client computer-stored files and records to the extent deemed necessary by Client.

     3. Retention by AIS. AIS shall retain Client's files in accordance with, and to the extent provided by, its then prevailing record retention policies and statutory requirements.

G. Error Correction. AIS will correct any error in the output it furnishes to Client or in the data files it maintains for Client either by rerunning the output or by adjusting the files, as appropriate, whenever such error is called to its attention. Such error correction shall be at no charge to Client with respect to any error that results from the defects in the hardware, programs, or services provided by AIS hereunder, provided that Client promptly advises AIS of such error.

H. Excusable Nonperformance. The obligation of AIS hereunder shall be suspended to the extent that AIS is hindered or prevented from complying herewith because of labor disturbances, war, acts of God, fires, storms, accidents, governmental regulations, or any other cause whatsoever beyond the control of AIS.

I. Return of Records. Upon termination of this Agreement for any reason, AIS, at the Client's request, will return to Client all of the records then retained by AIS, provided that AIS has been paid for all services provided hereunder to the date of termination.

J.  Default by Client; Remedies Upon Default.  Should Client:

     (A) Default in the payment of any sum of money hereunder;
     (B) Default in the performance of any of its other obligations under this Agreement; or
     (C) Commit an act of bankruptcy or become the subject of any proceeding under the Bankruptcy Act or become insolvent, then in any such event, AIS may, at its option, upon written notice thereof, (i) terminate this Agreement, and (ii) declare all amounts due hereunder immediately due and payable and without notice offset against any funds received by AIS for Client after the date of default up to an amount equal to that which is due AIS. The remedies contained in this Section are cumulative and in addition to all other rights and remedies available to AIS under this Agreement, by operation of law, or otherwise.

K.  General.
     1. Entire Agreement, Modifications. Client acknowledges that it has not been induced to enter in to this Agreement by any representation or warranty not set forth in this Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all existing agreements and all other oral, written, or other communications between them concerning its subject matter. This Agreement shall not be modified in any way except by a writing subscribed to by both parties.

     2. Assignability. This Agreement shall not be assignable by Client without prior written consent of AIS. Any attempt to assign any rights, duties, or obligations that arise under this Agreement without such consent shall be void.

     3. Accounting Activity. Client will immediately notify AIS of any accounting activity or transactions performed by Client that will in any manner materially impact upon the accounting activity being performed by AIS for client.

     4. Notices. Whenever in this Agreement notice is called for, a party shall give notice to the other in writing by hand deliver, registered or certified mail, postage prepaid, addressed to the address of the recipient stated in this Agreement or to such other address as the recipient, by notice, shall designate. Such notice shall be effective when so mailed.

     5. Governing Law. This Agreement shall be governed by the laws of the State of California.

     6. No Legal Advice. It is specifically understood that AIS does not and will not provide legal advice to Client with respect to or in connection with the services provided hereunder.

     7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                               AIS RATE SCHEDULE



NUM. OF PMTS          3            6           8            9

$999.00 & UNDER        .0110        .0300       .0400        .0435
plus flat rate       $5.00        $7.00        $7.00        $7.00

$1,000-$1,499          .0110        .0230        .0280        .0135
plus flat rate       $5.00        $5.00        $5.00        $5.00

$1,500-$3,499          .0110        .0190        .0240        .0270
plus flat rate       $5.00        $3.00        $3.00        $3.00

$3,500-$4,999          .0110        .0170        .0220        .0245
plus flat rate       $5.00        $3.00        $0.00        $0.00

$5,000-$9,999          .0110        .0155        .0200        .0220
plus flat rate       $5.00        $0.00        $0.00        $0.00

$10,000-$49,999        .0110        .0142        .0170        .0190

$50,000-$100,000       .0110        .0130        .0150        .0170


The rates herein stated shall apply to the amount financed for each premium finance agreement processed by AIS. When the amount financed on any premium finance agreement exceeds $100,000.00 the total charge shall be that amount charged for a finance agreement of $100,000.00

/s/ Efraim Donitz                               /s/ illegible
------------------------                        -------------------------
CLIENT                                          AUTOMATED INSTALLMENT SYSTEMS

                                                September 8, 1995
                                                -------------------------
                                                DATE

         AMENDMENT TO THE COMPUTER SERVICES AND CONSULTING AGREEMENT
                                 (AGREEMENT)

In consideration of the representation that Birch Financial, Inc. has been properly incorporated and approved for a premium finance license by the Department of Corporations, State of California, the Agreement is amended by:

     A.  Section A. part 1 is hereby omitted.
     B. Section C. Part 1 is amended by eliminating the installation charge of $5,000 and substituting in its place an installation charge of #3,000

The agreement is further amended by eliminating the AIS Rate Schedule and substituting in its place the following:

     AIS shall be paid for the services specified herein under:
     Section A. part 2 the sum of $125.00 each first 35 premium finance agreements processed in any month and $75.00 for each premium finance agreement processed in excess of 35 in number processed in any month.

This Amendment is agreed to and accepted by the parties:


                                      /s/ Efraim Donitz
                                      --------------------------------------
                                      For Birch Financial, Inc.


                                      /s/ illegible
                                      --------------------------------------
                                      For Automated Installation Systems, Inc.